Exhibit 5.1

[Letterhead of Sheppard, Mullin, Richter & Hampton LLP]

September 7, 2004

JAMDAT Mobile Inc.
3415 S. Sepulveda Blvd., Suite 700
Los Angeles, CA 90034

  Re:
  Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as special counsel to JAMDAT Mobile Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering for sale of an aggregate of up to 5,309,680 shares of the Company's Common Stock, $0.0001 par value per share (the "Shares"), of which 3,571,438 shares will be sold by the Company and 1,738,242 shares will be sold by the selling stockholders named therein (the "Selling Stockholders"). Some of the shares to be sold by the Selling Stockholders will be purchased by the Selling Stockholders immediately prior to their sale under outstanding stock options and warrants and upon conversion of preferred stock currently held by such stockholders (the "Stockholder Option Shares") and the rest are currently outstanding (the "Stockholder Outstanding Shares"). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

        In connection with this opinion, we have reviewed the Registration Statement, the Company's charter documents, the resolutions adopted by the Board of Directors of the Company on July 1, 2004 and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

        Based on the foregoing review, and in reliance thereon, we are of the opinion that (i) the Stockholder Outstanding Shares, are duly authorized, validly issued, fully paid and non-assessable; (ii) the Shares to be sold by the Company, when issued and sold in the manner contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable; and (iii) the Stockholder Option Shares, when issued and paid for as contemplated in the applicable stock option agreements and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the "Legal Matters" portion of the Registration Statement.

        We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,
/s/ Sheppard, Mullin, Richter & Hampton LLP Sheppard, Mullin, Richter & Hampton LLP